                    SECOND AMENDED OFFER TO PURCHASE FOR CASH

                         ALL OUTSTANDING ORDINARY SHARES

                                       OF

                           B.V.R. SYSTEMS (1998) LTD.

                                       AT

                                 $0.18 PER SHARE

                                       BY

                               CHUN HOLDINGS LTD.,

                           A CORPORATION CONTROLLED BY

                                  AVIV TZIDON,

                        AERONAUTICS DEFENSE SYSTEMS LTD.

                                       AND

                           iITS TECHNOLOGIES PTE. LTD.


--------------------------------------------------------------------------------
Our offer and withdrawal rights will expire at 5:00 p.m., New York City time, on December 23, 2003 unless the offer is extended. Shares of B.V.R. Systems tendered pursuant to our offer may be withdrawn at any time prior to the expiration date.
--------------------------------------------------------------------------------

         OUR OFFER IS CONDITIONED ON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF OUR OFFER AT LEAST 48% OF THE ISSUED AND OUTSTANDING SHARES OF B.V.R. SYSTEMS.


         WE CURRENTLY DO NOT OWN ANY SHARES. OUR OFFER IS NOT CONDITIONED ON THE AVAILABILITY OF FINANCING. OUR OFFER IS SUBJECT ONLY TO THE CONDITIONS SET FORTH IN THIS DOCUMENT. PLEASE READ SECTION 15, WHICH SETS FORTH IN FULL THE CONDITIONS TO OUR OFFER.



                ------------------------------------------------



                                    IMPORTANT

         If you want to tender all or any portion of your shares of B.V.R. Systems, you should either (i) complete and sign the Letter of Transmittal (or facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have your signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or a facsimile thereof) and any other required documents to American Stock Transfer & Trust Company, our Depositary, and either deliver the certificates for your shares to our Depositary or tender your shares pursuant to the procedures for book-entry transfer; or (ii) request your broker, dealer, commercial bank, trust company or other nominee to tender your shares for you. If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee to tender your shares. If you want to tender shares and your certificates representing your shares are not immediately available, or you cannot comply with the procedures for book-entry transfer on a timely basis, or you cannot deliver all required documents to our Depositary prior to the expiration of our offer, you may tender your shares by following the procedures for guaranteed delivery set forth in "The Offer -- Procedure for Tendering Shares."

         We generally must withhold an Israeli tax from the cash that we pay to you, unless you possess a valid and applicable certificate of exemption or unless a ruling from the Israeli Income Tax Authorities determines otherwise. The rate of withholding will be 1% if the payment is effected on or before December 31, 2003 or 15% of the real capital gain, if any, from the sale of the shares if the payment is effected on or after January 1, 2004.

         Questions and requests for assistance may be directed to our Information Agent at the address and telephone numbers set forth on the back cover of this document. Requests for additional copies of this document, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may also be obtained from our Information Agent.


                       ---------------------------------


         THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE MERITS OR THE FAIRNESS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.


                       ---------------------------------



                     The Information Agent for our offer is:


                                Yigal Arnon & Co.

                                1 Azrieli Center

                                 Tel-Aviv 67021

                                     Israel

                               Attn.: Orly Tsioni

                          Telephone: 011-972-3-608-7842

                          Facsimile: 011-973-3-608-7713

           The date of this second amended offer is December 15, 2003

                                TABLE OF CONTENTS

                                                                                                               PAGE NUMBER
SUMMARY...........................................................................................................1

INTRODUCTION......................................................................................................6

THE OFFER.........................................................................................................8

         Terms of Our Offer.......................................................................................8

         Acceptance for Payment..................................................................................10

         Procedure for Tendering Shares..........................................................................11

         Withdrawal Rights.......................................................................................15

         Material Tax Consequences...............................................................................16

         Stock Listing; Price Range of Shares; Exchange Act Registration.........................................20

         Certain Information Concerning B.V.R. Systems...........................................................20

         Certain Information Concerning Us.......................................................................21

         Source and Amount of Funds..............................................................................23

         Dividends and Distributions.............................................................................23

         Background of Our Offer.................................................................................23

         Recommendation of B.V.R. Systems; Intent to Tender......................................................25

         Purpose of Our Offer; Plans for B.V.R. Systems; Effects of Our Offer....................................25

         Israeli Companies Law, 1999; Rights of Shareholders in Our Offer........................................26

         Conditions to Our Offer and Rights to Withdraw Our Offer................................................27

         Certain Legal Matters...................................................................................27

         Fees and Expenses.......................................................................................27

         Miscellaneous...........................................................................................28


DIRECTORS AND EXECUTIVE OFFICERS OF CHUN HOLDINGS LTD...........................................................A-1
DIRECTORS AND EXECUTIVE OFFICERS OF AERONAUTICS DEFENSE SYSTEMS LTD.............................................A-2
DIRECTORS AND EXECUTIVE OFFICERS OF iTS TECHNOLOGIES PTE. LTD...................................................A-3

                                     SUMMARY

         We are providing this summary for your convenience. It highlights the most material information regarding our offer, but you should realize that it does not describe all of the details of our offer. We urge you to read this entire document and the accompanying Letter of Transmittal because they contain the full details of our offer. We have included references to the sections of this document where a more complete discussion is set forth. If you have questions or require assistance, contact our Information Agent at the address and telephone number provided on the back cover of this document.

Who is offering to purchase my ordinary shares?

o We are Chun Holdings Ltd., an Israeli private company. We are offering to purchase all of your ordinary shares of B.V.R. Systems. See Introduction and "The Offer -- Certain Information Concerning Us."

o We are controlled by Aviv Tzidon, Aeronautics Defense Systems Ltd. and iTS Technologies Pte. Ltd. Because they control us and helped to structure our offer, our offer may be deemed to be made on behalf of these controlling persons, and in this offer to purchase we refer to them and us collectively as our "bidder group." Our bidder group currently does not own any outstanding ordinary shares of B.V.R. Systems.


How much are you offering to pay and what is the form of payment?

o We are offering to pay $0.18 per share, in cash and without interest. See "The Offer -- Terms of Our Offer."

How many ordinary shares will you purchase?

o We are offering to purchase all of the ordinary shares of B.V.R. Systems. See "The Offer --Terms of Our Offer."

Do you have enough financial resources to make payment?

o We have deposited in escrow an amount of cash, $1,918,958, which is sufficient to pay for all of the outstanding shares. The funds deposited in the escrow account are derived from cash on hand of the members of the bidder group. See "The Offer -- Source and Amount of Funds."

Is your financial condition relevant to my decision to tender in your offer?

o Because the form of payment consists solely of cash and our offer is not conditioned on any financing arrangement, we do not think that our financial condition is relevant to your decision to tender your shares in our offer.

How long do I have to decide whether to tender my shares in your offer?

o You may tender your ordinary shares until December 23, 2003, at 5:00 p.m., New York City time. If you are unable to deliver everything that is required in order to make a valid tender by that time, you may be able to use the guaranteed delivery procedure. See "The Offer -- Terms of Our Offer" and "The Offer -- Procedure for Tendering Shares."

How will I be notified if you extend your offer?

o If we decide to extend our offer, we will issue a press release no later than 9:00 a.m., New York City time, on the previously scheduled expiration date. See "The Offer -- Terms of Our Offer."

Are there any conditions to your offer?

o Our offer is conditioned on, among other things, there being validly tendered and not withdrawn prior to the expiration of our offer at least 48% of the issued and outstanding shares of B.V.R. Systems. See "The Offer
     - Conditions to Our Offer and Rights to Withdraw Our Offer."

Will you provide a subsequent offering period?

o If we close our offer on December 23, 2003 at 5:00 p.m., New York City time, we will announce a subsequent offering period that will commence at 9:00 a.m., New York City time, on December 24, 2003 and expire at 12:00 midnight, New York City time, on December 30, 2003. See "The Offer -- Terms of Our Offer."

Is this tender offer part of a going private transaction?

o No. We may become the sole shareholder of B.V.R. Systems as a result of this offer, but this offer is not regulated as a Rule 13e-3 "going private" transaction because it will not have any of the effects specified in that rule. A transaction is subject to regulation under Rule 13e-3 only if it has a reasonable likelihood or purpose to:

o Cause a registered class of shares to be held of record by less than 300 persons, or

o cause a class of shares to be delisted or removed from certain national exchanges or inter-dealer quotation systems.

     Before we first approached B.V.R. Systems or commenced this offer, the shares of B.V.R. Systems already were held of record by less than 300 persons, and already were quoted only on the pink sheets, which is not a national quotation system covered by the rule. See "The Offer -- Background of the Offer."

What does B.V.R. Systems' board of directors think of your offer?

o The board of directors of B.V.R. Systems has discussed the advisability of our offer and has decided to recommend to the shareholders that they accept our offer. See "The Offer -- Recommendation of B.V.R. Systems."

Are the shares traded or quoted on any market or quotation system?

o The shares were removed from the OTC Bulletin Board on October 13, 2003. The shares sporadically are quoted on the pink sheets under the symbol "BVRSF.PK."

What are the tax consequences of your offer?

o If you are a U.S. taxpayer, the receipt of cash for ordinary shares pursuant to our offer will be a taxable transaction for U.S. federal income taxation purposes. If you are an Israeli taxpayer, the receipt of cash for shares pursuant to our offer is subject to taxation, although exemptions may be available for some shareholders. Neither we nor B.V.R. Systems will recognize taxable gain or loss as a result of this transaction. See "The Offer -- Material Tax Consequences."

o We generally must withhold an Israeli tax from the cash that we pay to you, unless you possess a valid and applicable certificate of exemption or unless a ruling from the Israeli Income Tax Authorities determines otherwise. The rate of withholding will be 1% if the payment is effected on or before December 31, 2003 or 15% of the real capital gain, if any, from the sale of the shares if the payment is effected on or after January1, 2004. See "The Offer--Certain Tax Consequences--Israeli Tax Consequences."

What are my appraisal rights?

o Under Section 338 of the Israeli Companies Law, if we complete our offer and acquire the remaining shares of B.V.R. Systems through compulsory acquisition, an Israeli court may, at the request of any shareholder who sold shares to us, determine that the consideration paid for the shares was less than the fair market value and decide that we should pay the fair market value. See "The Offer -- Israeli Companies Law, 1999; Rights of Shareholders in Our Offer."

How do I tender my ordinary shares?

o    To tender your ordinary shares, before the tender offer expires:

     o if you hold physical share certificate(s), you must deliver your share certificate(s) and a properly completed and duly executed Letter of Transmittal to our Depositary at the address appearing on the back cover of this document; or

     o you must inform your broker of your decision to sell your shares so that our Depositary receives a confirmation of receipt of your tender by book-entry transfer; or

     o   you or your broker must comply with the guaranteed delivery procedure.

Once I have tendered ordinary shares in your offer, can I withdraw my tender?

o You may withdraw your tender at any time before 5:00 p.m., New York City time, on December 23, 2003 or, if we extend our offer, before 5:00 p.m., New York City time, on the date to which the offer is extended. Unless we have previously purchased your shares, you may also withdraw your tender after 5:00 p.m., New York City time, on January 20, 2004. If we announce a subsequent offering period, any shares tendered during that period may not be withdrawn. See "The Offer -- Withdrawal Rights."

When will you pay for the ordinary shares I tender?

o We will pay you the purchase price for the shares we purchase promptly after the expiration of our offer, or any extension of it. If we announce a subsequent offering period, we will promptly pay the purchase price for any shares as they are validly tendered during that period.

Will I have to pay brokerage commissions if I tender my shares?

o If you are a registered shareholder and you tender your shares directly to our Depositary, you will not incur any brokerage commissions. If you hold shares through a broker or a bank, we urge you to consult your broker or bank to determine whether any transaction costs are applicable.

Are there any conflicts of interest in the offer?

o Aviv Tzidon, our director and shareholder, was elected chairman of the board of directors of B.V.R. Systems on November 24, 2003, three days after we commenced this offer. In that position, Mr. Tzidon may have significant influence over decisions of the board of directors of B.V.R. Systems. Mr. Tzidon has a conflict between:

     o His interest, as the head of our bidder group, to complete this offer at the lowest possible cost to the bidder group; and

     o his duty, as chairman of B.V.R. Systems, to act in the best interests of B.V.R. Systems.

     However, the board of directors of B.V.R. Systems recommended this offer to the shareholders of B.V.R. Systems before Mr. Tzidon was elected to their board and became their chairman.

Whom can I talk to if I have questions?

o If you are a shareholder B.V.R. Systems and you have questions about our offer, you may call Adv. Orly Tsioni, of Yigal Arnon & Co. at 011-972-3-608-7842.

         To the Holders of Ordinary Shares of B.V.R. Systems (1998) Ltd.

                                  INTRODUCTION

         We, Chun Holdings Ltd., hereby offer to purchase all outstanding ordinary shares of B.V.R. Systems (1998) Ltd., par value NIS 1.0 per share, at a price of $0.18 per share, in cash, less any withholding taxes due, without interest, upon the terms and subject to the conditions set forth in this document and in the related Letter of Transmittal. Unless otherwise indicated herein, all references to "U.S. Dollars," "dollars," "US$," "$" or "penny" are to the currency of the United States and all references to "New Israeli Shekels" or "NIS" are to the currency of Israel.

         If you have shares of B.V.R. Systems registered in your own name and if you tender directly to American Stock Transfer & Trust Company, our Depositary, you will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the sale of shares pursuant to our offer.

         We generally must withhold an Israeli tax from the cash that we pay to you, unless you possess a valid and applicable certificate of exemption or unless a ruling from the Israeli Income Tax Authorities determines otherwise. The rate of withholding will be 1% if the payment is effected on or before December 31, 2003 or 15% of the real capital gain, if any, from the sale of the shares if the payment is effected on or after January 1, 2004.

         Moreover, if you fail to complete and sign the Substitute Form W-9 included in the Letter of Transmittal or Form W-8, Certificate of Foreign Status, as applicable, you may be subject to U.S. federal backup withholding of 28% of the gross proceeds payable to you pursuant to our offer. We will pay all fees and expenses of Yigal Arnon & Co., which is acting as our Information Agent, and of our Depositary, incurred in connection with our offer. If you hold shares through a bank or a broker, you should check whether they charge any service fees. See "The Offer -- Fees and Expenses."

         We are controlled by Aviv Tzidon, Aeronautics Defense Systems Ltd. and iTS Technologies Pte. Ltd.

         Mr. Tzidon has served as the chairman of the board of directors of B.V.R. Systems since November 24, 2003, and also served as its chairman from the time of its spin-off from B.V.R. Technologies Ltd. (in October 1998) until April 2000. See "The Offer -- Background of Our Offer" and Annex A.

         Aeronautics Defense Systems Ltd. is an Israeli company that specializes in the research, development, manufacturing and integration of advanced command, control, computers, communications and intelligence systems in aerial, maritime, and ground platforms and in providing services for government and commercial customers.

         iTS Technologies Pte. Ltd. is a Singapore registered private limited company. The principal activities of iTS are those relating to IT professional services and systems consultancy;

including the development, marketing and maintenance of advance simulation and training systems for defense and other industries.

         Because they control us and helped to structure our offer, our offer may be deemed to be made on behalf of these controlling persons, and in this offer to purchase we refer to them and us collectively as our "bidder group." Our bidder group currently does not own any ordinary shares of B.V.R. Systems.

         Mr. Tzidon has a conflict between:

         o His interest, as the head of our bidder group, to complete this offer at the lowest possible cost to the bidder group; and

         o his duty, as chairman of B.V.R. Systems, to act in the best interests of B.V.R. Systems.

However, the board of directors of B.V.R. Systems recommended this offer to the shareholders of B.V.R. Systems before Mr. Tzidon was elected to their board and became their chairman. See "The Offer -- Background of Our Offer."

         Our offer is subject to the condition that, as of the expiration time of our offer, at least 48% of the issued and outstanding shares of B.V.R. Systems must be validly tendered and not withdrawn. Our offer also is subject to other conditions, which are described in "The Offer -- Conditions to Our Offer and Rights to Withdraw Our Offer." Our offer is not conditioned upon obtaining financing.

         The board of directors of B.V.R. Systems has discussed the advisability of our offer and has decided to recommend to the shareholders that they accept our offer.

         THIS DOCUMENT AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO OUR OFFER.

                                    THE OFFER

1.       TERMS OF OUR OFFER.

         Upon the terms and subject to the conditions of our offer, we will accept for payment and pay for all shares of B.V.R. Systems validly tendered, and not withdrawn, prior to the Expiration Date. The term "Expiration Date" shall mean 5:00 p.m., New York City time, on December 23, 2003, unless and until we shall have extended the period of time for which our offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which our offer, as so extended by us, shall expire.

         The purchase price for the ordinary shares will be $0.18 per share, in cash and without interest. As of November 21, 2003, there were 10,660,874 ordinary shares of B.V.R. Systems issued and outstanding.

         Our offer is subject to the condition that, as of the expiration time of our offer, at least 48% of the issued and outstanding shares of B.V.R. Systems must be validly tendered and not withdrawn. Our offer also is subject to other conditions, which are described in "The Offer -- Conditions to Our Offer and Rights to Withdraw Our Offer." Our offer is not conditioned upon obtaining financing.

         If any of those conditions shall not have been met or shall be determined by us not to have been met prior to the Expiration Date, we reserve the right (but we shall not be obligated), subject to complying with applicable rules and regulations of the Securities and Exchange Commission, to:

         o decline to purchase any of the shares tendered in our offer, terminate the offer and return all tendered shares to the tendering shareholders;

         o waive any or all conditions to our offer and, to the extent permitted by applicable law, purchase all shares validly tendered;

         o extend our offer, subject to applicable law, and, subject to the right of shareholders to withdraw the shares until the Expiration Date, retain the shares which have been tendered during the period or periods for which our offer is extended; or

         o     amend our offer.

         If we waive a material condition to our offer, our offer will remain open for at least five business days after the waiver. Any extension, amendment or termination of our offer will be followed as promptly as practicable by public announcement thereof. The announcement, in the case of an extension, will be issued no later than 9:00 a.m., New York City time, on the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14d-4(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Without limiting our obligation under that Rule or the manner in which we may choose to make any public announcement, we currently intend to make announcements by issuing a press release to BusinessWire.

         If we extend our offer, or if we (whether before or after our acceptance for payment of the shares) are delayed in our purchase of, or payment for, the shares or are unable to pay for the shares pursuant to our offer for any reason, then, without prejudice to our rights under our offer, our Depositary may retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in "The Offer -- Withdrawal Rights." However, our ability to delay the payment for the shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by, or on behalf of, holders of securities promptly after the termination or withdrawal of the tender offer.

         If we make a material change in the terms of our offer or the information concerning our offer, or if we waive a material condition of our offer, we will disseminate additional tender offer materials and extend our offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which our offer would have to remain open following material changes in the terms of our offer or information concerning our offer, other than a change in price or a change in the number of shares being sought, would depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the Securities and Exchange Commission has stated that, in its view, an offer must remain open for a minimum period of time following a material change in the terms of the offer and that a waiver of a material condition is a material change in the terms of the offer. The release states that an offer should remain open for a minimum of five (5) business days from the date a material change is first published, or sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the offer price and the number of shares being sought, a minimum of ten (10) business days may be required to allow adequate dissemination and investor response. The requirement to extend our offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment.

         If all of the conditions of our offer are satisfied or waived and we close our offer on December 23, 2003 at 5:00 p.m., New York City time, we will immediately accept, and promptly pay for, all shares validly tendered and not withdrawn through that time, and we will announce a subsequent offering period that will commence at 9:00 a.m., New York City time, on December 24, 2003 and expire at 12:00 midnight, New York City time, on December 30, 2003. This subsequent offering period would be an additional period of time during which holders of shares of B.V.R. Systems that were not previously tendered in this offer may tender those shares on the same terms as apply to this offer. A subsequent offering period is not the same as an extension of the offer, and if we extend the Expiration Date to a time after December 23, 2003 we will not offer a subsequent offering period. We will immediately accept, and promptly pay for, all shares as they are validly tendered during the subsequent offering period, and a person who tenders during the subsequent offering period will have no right to withdraw those tendered shares.

         B.V.R. Systems has provided us with B.V.R. Systems' shareholder lists and security position listings for the purpose of disseminating our offer to holders of the shares. A supplement, showing the material differences between this Second Amended Offer to Purchase and the original Offer to Purchase dated November 21, 2003, will be mailed by us to record holders of the shares and will be furnished by us to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the shareholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of the shares.

2.       ACCEPTANCE FOR PAYMENT.

         If all of the conditions of our offer are satisfied or waived and we close our offer on December 23, 2003 at 5:00 p.m., New York City time:

         o We will immediately accept, and subject to any withholding taxes due, promptly pay for, all shares validly tendered and not withdrawn through that time;

         o we will announce a subsequent offering period that will commence at 9:00 a.m., New York City time, on December 24, 2003 and expire at 12:00 midnight, New York City time, on December 30, 2003; and

         o we will immediately accept, and subject to any withholding taxes due, promptly pay for, all shares as they are validly tendered during the subsequent offering period.

         If, on the other hand, we determine that we must extend our offer past December 23, 2003, we will not announce a subsequent offering period. In that case, upon the terms and subject to the conditions of our offer (including, if our offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for payment and, subject to any withholding taxes due, will pay, promptly after the Expiration Date, for all shares validly tendered prior to the Expiration Date and not properly withdrawn.

         All determinations concerning the satisfaction of the terms and conditions of our offer will be within our sole discretion, which determinations will be final and binding. See "The Offer -- Conditions to Our Offer and Rights to Withdraw Our Offer."

         In all cases, payment for the shares accepted for payment pursuant to our offer will be made only after timely receipt by our Depositary of (i) certificates for such shares (or a timely Book-Entry Confirmation (as defined below) with respect thereto), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below), and (iii) any other documents required by the Letter of Transmittal. If, prior to the Expiration Date, we increase the consideration offered to any shareholders pursuant to our offer, the increased consideration will be paid to all holders of shares purchased pursuant to our offer, whether or not such shares were tendered prior to the increase in consideration.

         For purposes of our offer, we will be deemed to have accepted for payment, and thereby purchased, the shares properly tendered to us and not withdrawn, when we give oral or written notice to our Depositary of our acceptance for payment of such shares. Payment for the shares accepted for payment pursuant to our offer will be made by deposit of the purchase price therefor with our Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to tendering shareholders.

         UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY US FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF OUR OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. UPON THE DEPOSIT OF FUNDS WITH OUR DEPOSITARY FOR THE PURPOSE OF MAKING PAYMENTS TO TENDERING SHAREHOLDERS, OUR OBLIGATION TO MAKE SUCH PAYMENT SHALL BE SATISFIED, AND TENDERING SHAREHOLDERS MUST THEREAFTER LOOK SOLELY TO OUR DEPOSITARY FOR PAYMENT OF AMOUNTS OWED TO THEM BY REASON OF THE ACCEPTANCE FOR PAYMENT OF THE SHARES PURSUANT TO OUR OFFER.

         If we are delayed in our acceptance for payment of, or payment for, the shares or are unable to accept for payment, the shares pursuant to our offer for any reason, then, without prejudice to our rights under our offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act), our Depositary may, nevertheless, on our behalf, retain tendered shares, and such shares may not be withdrawn except to the extent tendering shareholders are entitled to exercise, and duly exercise, their withdrawal rights.

         If any tendered shares are not purchased pursuant to our offer for any reason, or if certificates are submitted representing more shares than are tendered, certificates representing the shares not tendered or not accepted for purchase will be returned to the tendering shareholder, or such other person as the tendering shareholder shall specify in the Letter of Transmittal, promptly following the expiration, termination or withdrawal of our offer. In case of the shares delivered by book-entry transfer into our Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in "The Offer -- Procedure for Tendering Shares," such shares will be credited to such account maintained at a Book-Entry Transfer Facility as the tendering shareholder shall specify in the Letter of Transmittal, promptly following the expiration, termination or withdrawal of our offer. If no such instructions are given with respect to the shares delivered by book-entry transfer, any such shares not tendered or not purchased will be returned by crediting the account at the Book-Entry Transfer Facility designated in the Letter of Transmittal as the account from which such shares were delivered.

3.       PROCEDURE FOR TENDERING SHARES.

         Valid Tender. For the shares to be validly tendered pursuant to our offer, either (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message (as defined below), and any other required documents, must be received by our Depositary at one of its addresses set forth on the back cover of this document prior to the Expiration Date and either certificates for tendered shares must be received by our Depositary at one of such addresses or such shares must be delivered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined below) received by our Depositary), in each case prior to the Expiration Date; or (ii) the tendering shareholder must comply with the guaranteed delivery procedures set forth below.

         Book-Entry Transfer. Our Depositary will establish accounts with respect to the shares at The Depository Trust Company, which will act as our "Book-Entry Transfer Facility," for purposes of our offer within two (2) business days after the date of this document. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the shares by causing the Book-Entry Transfer Facility to transfer such shares into our Depositary's account in accordance with the Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of the shares may be effected through book-entry transfer into our Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to, and received by, our Depositary at one of its addresses set forth on the back cover of this document prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of shares into our Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation."

         DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

         The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the participant.

         THE METHOD OF DELIVERY OF THE SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH A BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. THE SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY OUR DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

         Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in the Book Entry Transfer Facility's system whose name appears on a security position listing as the owner of the shares) of the shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal; or (ii) if such shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion

Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal.

         If the certificates for the shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for the shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates for such shares must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered holder(s) or owner(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instruction 5 to the Letter of Transmittal.

       Guaranteed Delivery. If a shareholder desires to tender the shares pursuant to our offer and such shareholder's certificates for the shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach our Depositary prior to the Expiration Date, such shareholder's tender may be effected if all the following conditions are met:

        o         such tender is made by or through an Eligible Institution;

        o a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by us, is received by our Depositary, as provided below, prior to the Expiration Date; and

        o the certificates for (or a Book-Entry Confirmation with respect to) such shares, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, are received by our Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the Nasdaq National Market, operated by the National Association of Securities Dealers, Inc., is open for business.

        The Notice of Guaranteed Delivery may be delivered by hand to our Depositary or transmitted by telegram, facsimile transmission or mail to our Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

        Notwithstanding any other provision hereof, payment for the shares accepted for payment pursuant to our offer will in all cases be made only after timely receipt by our Depositary of (i) certificates for (or a timely Book-Entry Confirmation with respect to) such shares; (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message; and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for shares or Book-Entry Confirmations with respect to the shares are actually received by our Depositary.

        We are not offering to purchase outstanding options to purchase shares. If you hold vested options and wish to participate in our offer, you may participate in the offer by exercising your options and tendering the resulting shares in our offer.

         UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY US FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF OUR OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

         The valid tender of the shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering shareholder and us upon the terms and subject to the conditions of our offer.

         Appointment. By executing the Letter of Transmittal as set forth above (including delivery through an Agent's Message), the tendering shareholder will irrevocably appoint our designees as such shareholder's attorneys-in-fact and proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder's rights with respect to the shares tendered by such shareholder and accepted for payment by us, and with respect to any and all non-cash dividends, distributions, rights, other shares or other securities issued or issuable in respect of such shares on or after December 23, 2003 (collectively, "Distributions"). All such proxies will be considered coupled with an interest in the tendered shares. Such appointment will be effective if and when, and only to the extent that, we accept for payment the shares tendered by such shareholder as provided herein. All such powers of attorney and proxies will be irrevocable and will be deemed granted in consideration of the acceptance for payment of the shares tendered in accordance with the terms of our offer. Upon such appointment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such shares (and any and all Distributions) will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such shareholder (and, if given, will not be deemed effective). Our designees will thereby be empowered to exercise all voting and other rights with respect to such shares (and any and all Distributions), including, without limitation, in respect of any annual or special meeting of B.V.R. Systems' shareholders (and any adjournment or postponement thereof), actions by written consent in lieu of any such meeting or otherwise, as each such attorney-in-fact and proxy or his substitute shall in his sole discretion deem proper. We reserve the right to require that, in order for the shares to be deemed validly tendered, immediately upon our acceptance for payment of such shares, we must be able to exercise full voting, consent and other rights with respect to such shares (and any and all Distributions), including voting at any meeting of shareholders.

         Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of shares will be determined by us, in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any or all tenders of any shares determined by us not to be in proper form or the acceptance for payment of which, or payment for which, may, in the opinion of our counsel, be unlawful. We reserve the absolute right, in our sole discretion, to waive any of the conditions of our offer, provided that if we waive a condition of our offer with respect to a particular shareholder, we will waive that condition with respect to all shareholders. We also reserve the absolute right, in our sole discretion to waive any defect or irregularity in the tender of any shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of us, our Depositary, our Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of our offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

         Backup Withholding Tax. Under the backup withholding tax provisions of federal income tax law, unless a tendering holder of shares satisfies the conditions described in Instruction 9 of the Letter of Transmittal or is otherwise exempt, the cash payable to such holder in the offer may be subject to backup withholding tax at a rate of 28%. To prevent backup withholding tax, each tendering holder should complete and sign the Substitute Form W-9 included in the Letter of Transmittal or the Form W-8, Certificate of Foreign Status, as applicable. See Instruction 9 to the Letter of Transmittal.

4.       WITHDRAWAL RIGHTS.

         Except as otherwise provided in this Section, tenders of shares are irrevocable. Shares tendered pursuant to our offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by us pursuant to our offer, may also be withdrawn at any time after 5:00 p.m., New York City time, on January 20, 2004. If we announce a subsequent offering period, any shares validly tendered during that period will be immediately accepted and promptly paid for, and may not be withdrawn.

         For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by our Depositary at its address set forth on the back cover of this document and must specify the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares. If certificates for shares have been delivered or otherwise identified to our Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to our Depositary and, unless such shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If the shares have been delivered pursuant to the procedures for book-entry transfer as set forth above, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of the shares may not be rescinded, and any shares properly withdrawn will thereafter be deemed not validly tendered for purposes of our offer. However, withdrawn shares may be tendered again by following one of the procedures described above any time prior to the Expiration Date.

         All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding. Neither we, our Depositary, our Information Agent, nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.       MATERIAL TAX CONSEQUENCES.

         United States Federal Income Tax Consequences. The following is a discussion of the material United States federal income tax consequences to a United States holder of the receipt of cash in exchange for the ordinary shares of B.V.R. Systems pursuant to our offer. This discussion considers only United States holders that hold ordinary shares as capital assets. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), current and proposed Treasury regulations promulgated thereunder, and administrative and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis. This discussion does not address all aspects of United States federal income taxation that may be relevant to any particular shareholder based on such shareholder's individual circumstances. In particular, this discussion does not address the potential application of the alternative minimum tax or the United States federal income tax consequences to United States holders that are subject to special treatment, including United States holders that:

         o    are broker-dealers or insurance companies,

         o    have elected mark-to-market accounting,

         o    are tax-exempt organizations,

         o    are financial institutions or "financial services entities",

         o hold class A common shares as part of a straddle, "hedge" or "conversion transaction" with other investments,

         o own directly, indirectly or by attribution at least 10% of our voting power, and

         o    have a functional currency that is not the U.S. dollar.

         In addition, this discussion does not address any aspect of state, local or non-United States tax laws. Material aspects of United States federal income tax relevant to a holder other than a United States holder, or a "Non-United States holder," are also discussed below.

         For purposes of this summary, a "United States holder" is a beneficial owner of the shares that is, for United States federal income tax purposes:

         o     a citizen or resident of the United States,

         o a corporation created or organized in the United States or under the laws of the United States or of any state (or the District of Columbia),

         o an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or

         o a trust, (a) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) if it has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

         The receipt of cash in exchange for ordinary shares of B.V.R. Systems by a United States holder pursuant to our offer will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, a United States holder will recognize gain or loss equal to the difference between the amount received in exchange for the holder's ordinary shares pursuant to our offer and the holder's adjusted tax basis in the ordinary shares. Subject to the passive foreign investment company discussion below, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the United States holder's holding period for such ordinary shares exceeds one year. Gain or loss realized by a United States holder on the exchange of the ordinary shares generally will be treated as United States-source gain or loss. The deductibility of a capital loss recognized on the exchange is subject to limitations.

         Under recently enacted amendments to the Code, long-term capital gain realized by individuals is generally subject to United States federal income tax at a reduced maximum tax rate of 15 percent through December 31, 2008.

         For United States federal income tax purposes, B.V.R. Systems would be considered a passive foreign investment company ("PFIC") for any taxable year in which either (i) 75% or more of its gross income is passive income, or (ii) at least 50% of the average value of all of its assets for the taxable year produce or are held for the production of passive income. For this purpose, passive income includes dividends, interest, royalties, rents, annuities and the excess of gains over losses from the disposition of assets which produce passive income. Based solely on publicly available information, it appears that B.V.R. Systems has not been classified as a PFIC for any taxable year.

         If B.V.R. Systems is, or has been, classified as a PFIC for any taxable year, gain (if any) recognized by a United States Holder (who was a shareholder at the time B.V.R. was classified as a PFIC) upon the disposition of ordinary shares would, absent a previous election by such United States Holder to treat its investment in ordinary shares as an investment in a "qualified electing fund," be taxable for United States federal income tax purposes as ordinary income. Further, a United States Holder would generally be required to allocate such ordinary income ratably over the holding period for such ordinary shares, and the amount allocated to each year during which B.V.R. Systems were considered a PFIC (other than the year of the disposition) would be subject to tax at the highest individual or corporate tax rate, as the case may be, and an interest charge would be imposed with respect to the resulting tax liability allocated to each such year. A United States Holder would also be required to make a return on IRS Form 8621 with respect to the disposition of ordinary shares.

         Except as described below, a Non-United States holder of ordinary shares will not be subject to U.S. federal income or withholding tax on the payment of proceeds from the disposition of ordinary shares, unless:

            o such item is effectively connected with the conduct by the Non-United States holder of a trade or business in the United States and, in the case of a resident of a country which has a treaty with the United States, such as Israel, such item is attributable to a permanent establishment or, in the case of an individual, a fixed place of business, in the United States;

            o the Non-United States holder is an individual who holds the ordinary shares as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition and does not qualify for an exemption; or

            o such item is subject to tax pursuant to the provisions of United States tax law applicable to U.S. expatriates.

         United States holders are subject to information reporting and back-up withholding (at a rate of 28%) on proceeds paid from the disposition of ordinary shares unless the U.S. Holder provides IRS Form W-9 or otherwise establishes an exemption.

         Non-United States holders generally are not subject to information reporting or back-up withholding upon the disposition of ordinary shares, provided that such non-U.S. Holder establishes its non-U.S. status (or other exemption) in the manner required by Treasury regulations.

         The amount of any back-up withholding will be allowed as a credit against a United States or Non-United States holder's United States federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

         The United States federal income tax discussion set forth above is based upon laws, regulations, pronouncements and decisions now in effect, all of which are subject to change (possibly retroactively). United States holders are urged to consult their tax advisors with respect to the specific tax consequences of our offer to them, including the application and effect of the alternative minimum tax, and state, local and foreign tax laws.

         Israeli Tax Consequences. Under current Israeli law, capital gains received by individual shareholders and certain corporate shareholders (which are not subject to the provisions of the Inflationary Adjustments Law) upon the sale of B.V.R. Systems ordinary shares are subject to a 15% tax rate on any capital gain accrued from January 1, 2003. Such gains accrued prior to that date are generally exempt from tax . These rules are applicable, inter alia, to an Israeli resident company whose shares are traded on a recognized stock exchange or recognized over-the-counter market outside of Israel (if the shares are not considered to be so traded, different taxation rules with less favorable consequences may be applicable).

         The tax basis of shares acquired prior to January 1, 2003 will be determined in accordance with the average closing share price in the three trading days preceding January 1, 2003. However, a request may be made to the tax authorities to consider the actual adjusted cost of the shares as the tax basis if it is higher than such average price.

         Notwithstanding the foregoing, dealers in securities in Israel are taxed at regular tax rates applicable to business income. Israeli corporate shareholders to which the provision of the Inflationary Adjustments Law apply will be liable to tax on any gains from the sale of B.V.R. Systems shares. Foreign residents will, in general continue to be exempt from capital gains tax on the sale of traded securities of Israeli companies, so long as the gain is not derived through a permanent establishment the foreign residents maintain in Israel. However, non-Israeli corporations will not be entitled to such exemption if an Israeli resident (i) has a controlling interest of 25% or more in such non-Israeli corporation, or (ii) is the beneficiary or is entitled to 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly.

          Special rules will apply to shareholders who held B.V.R. Systems shares before the initial listing of these shares for trade on the Nasdaq SmallCap Market.

         Pursuant to the convention between the Governments of the United States and Israel with respect to taxes on income, or the U.S.-Israel tax treaty, the sale, exchange or disposition of B.V.R. Systems' ordinary shares by a person who qualifies as a resident of the United States under the treaty and who is entitled to claim the benefits afforded to him by the treaty, will generally not be subject to Israeli capital gains tax. This exemption shall not apply to a person who held, directly or indirectly, shares representing 10% or more of the voting power in B.V.R. Systems during any part of the 12-month period preceding the sale, exchange or disposition, subject to certain conditions. A sale, exchange or disposition of B.V.R. Systems' shares by a U.S. resident qualified under the treaty, who held, directly or indirectly, shares representing 10% or more of the voting power in B.V.R. Systems at any time during the preceding 12-month period would be subject to Israeli tax, to the extent applicable and subject to the exemption mentioned above; however, under the treaty, this U.S. resident would be permitted to claim a credit for those Israeli taxes against the U.S. income tax with respect to the sale, exchange or disposition, subject to the limitations in U.S. laws applicable to foreign tax credits. The limitations include rules denying a credit or deduction for withheld Israeli taxes if such withheld taxes are recoverable by the United States holder from the Israeli Income Tax Authorities.

         The bidder group will in general be required to withhold Israeli tax at source from the consideration paid to the tendering shareholders, unless a shareholder possesses a valid and applicable certificate of exemption or unless a ruling from the Israeli Income Tax Authorities determines otherwise. The rate of withholding will be 1% of the consideration if the payment is effected on or before December 31, 2003 or 15% of the real capital gain, if any, from the sale of the shares if the payment is effected on January 1, 2004 or thereafter.

6.       STOCK LISTING; PRICE RANGE OF SHARES; EXCHANGE ACT REGISTRATION.

         Stock Listing. The ordinary shares of B.V.R. Systems traded on the Nasdaq SmallCap Market under the symbol "BVRS" until they were removed on February 13, 2003. They then were quoted on the OTC Bulletin Board under the symbol "BVRSF" until October 13, 2003. The shares now are quoted from time to time on the pink sheets under the symbol "BVRSF.PK". If we consummate our offer we will seek to have the shares once again quoted on the OTC Bulletin Board.

         Price Range of Shares. The following table sets forth the high and low closing price for the ordinary shares as reported by the Nasdaq SmallCap Market and the Over-the-Counter Bulletin Board for the periods indicated:

                                                                                HIGH             LOW
                                                                                ----             ---
                                     2001
                                     ----
           First Quarter....................................................    $3.50           $1.50
           Second Quarter...................................................    $2.31           $1.00
           Third Quarter....................................................    $3.50           $2.03
           Fourth Quarter...................................................    $3.02           $2.40

                                     2002
                                     ----
           First Quarter....................................................    $3.00           $2.48
           Second  Quarter..................................................    $2.65           $1.75
           Third Quarter....................................................    $2.42           $1.02
           Fourth Quarter...................................................    $1.07           $0.50

                                     2003
                                     ----
           First Quarter....................................................    $1.10           $0.37
           Second  Quarter..................................................    $0.90           $0.75
           Third Quarter....................................................    $0.99           $0.10
           Fourth Quarter (through December 10).............................    $0.85           $0.10

         Exchange Act Registration. On October 9, 2003, B.V.R. Systems filed a certification on Form 15 with the SEC to de-register its ordinary shares under the Exchange Act because they were held of record by fewer than 300 persons.

7.       CERTAIN INFORMATION CONCERNING B.V.R. SYSTEMS.

         Available Information. The certification on Form 15 filed by B.V.R. Systems on October 9, 2003 immediately suspended its obligation to file periodic reports under the Exchange Act. Therefore, the reports and other information of B.V.R. Systems on file with the SEC may be out of date. Prior to November 11, 2002, B.V.R. Systems filed reports, including annual reports on Form 20-F, and other information with the SEC relating to its business, financial condition and other matters, on paper. Copies of those paper filings should be available for inspection at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 233 Broadway, New York, New York 10007, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of those paper filings also should be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549.

         Since November 11, 2002 and until October 2003, B.V.R. Systems has filed those reports and other information electronically, and they are available on the Internet at www.sec.gov, together with the Solicitation/Recommendation Statement of B.V.R. Systems on Schedule 14D-9 filed on December 2, 2003.

8.       CERTAIN INFORMATION CONCERNING US.

         We are a corporation organized under the laws of Israel. We are controlled by Aviv Tzidon, Aeronautics Defense Systems Ltd. and iTS Technologies Pte. Ltd. We currently do not own any outstanding shares of B.V.R. Systems. Our principal offices are located at c/o Yigal Arnon & Co., 1 Azrieli Center, Tel Aviv, Israel. We are not subject to the informational filing requirements of the Exchange Act.

         Aviv Tzidon, our director and shareholder, was elected chairman of the board of directors of B.V.R. Systems on November 24, 2003, three days after we commenced this offer. In that position, Mr. Tzidon may have significant influence over decisions of the board of directors of B.V.R. Systems. Mr. Tzidon has a conflict between:

         o His interest, as the head of our bidder group, to complete this offer at the lowest possible cost to the bidder group; and

         o his duty, as chairman of B.V.R. Systems, to act in the best interests of B.V.R. Systems.

         However, the board of directors of B.V.R. Systems recommended this offer to the shareholders of B.V.R. Systems before Mr. Tzidon was elected to their board and became their chairman.

         See Annex A for certain information concerning our directors and officers, and the directors and officers of Aeronautics Defense Systems Ltd. and iTS Technologies Pte. Ltd.


         Mr. Tzidon purchased an aggregate of 58,000 shares of B.V.R. Systems, and sold all of them, during November 2003, as follows:

------------------------------------------------------------------------------------------------------------
SHARES                       PRICE                      DATE                      BOUGHT OR SOLD
------------------------------------------------------------------------------------------------------------
57,000                       $0.08                      November 4, 2003          Bought
------------------------------------------------------------------------------------------------------------
10,000                       $0.30                      November 7, 2003          Sold
------------------------------------------------------------------------------------------------------------
1,000                        $0.35                      November 17, 2003         Bought
------------------------------------------------------------------------------------------------------------
4,000                        $0.12                      November 17, 2003         Sold
------------------------------------------------------------------------------------------------------------
10,000                       $0.15                      November 18, 2003         Sold
------------------------------------------------------------------------------------------------------------
10,000                       $0.14                      November 18, 2003         Sold
------------------------------------------------------------------------------------------------------------
19,500                       $0.12                      November 18, 2003         Sold
------------------------------------------------------------------------------------------------------------
4,500                        $0.10                      November 18, 2003         Sold
------------------------------------------------------------------------------------------------------------


Mr. Tzidon effected all of these transactions through CIBC World Markets, in Tel Aviv.

         Except as set forth in this document, no member of our bidder group nor, to the best of our knowledge, any of the other persons listed on Annex A, nor any affiliate or majority-owned subsidiary of any of the foregoing, nor any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transaction in the shares during the past 60 days.

         Except as set forth in this document, no member of our bidder group, nor to the best of our knowledge, any other person listed on Annex A, nor any affiliate or majority-owned subsidiary of the foregoing, beneficially owns or has a right to acquire ordinary shares of B.V.R. Systems.

         Except as set forth in this document, no member of our bidder group, nor to the best of our knowledge, any of the other persons listed on Annex A hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of B.V.R. Systems, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of B.V.R. Systems, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

         Except as set forth in this document, no member of our bidder group, nor to the best of our knowledge, any of the other persons listed on Annex A:

              o has had, during the past two years, any negotiations, contacts or material transactions with B.V.R. Systems or any of its executive officers, directors or affiliates, concerning any merger, consolidation, acquisition, tender offer, election of directors, or the sale of a material amount of the assets of, B.V.R. Systems, except for a business relationship between B.V.R. Systems and iTS Technologies Pte. Ltd. and its affiliates to cooperate on certain projects as a subcontractor and to provide technical support; or

              o has any agreement, arrangement or understanding and any actual or potential conflict of interest with B.V.R. Systems or any of its executive officers, directors or affiliates.

         Except as set forth in this document, no member of our bidder group, nor to the best of our knowledge, any of the other persons listed on Annex A,
(i) has been convicted in a criminal proceeding in the past five years (excluding traffic violations or similar misdemeanors); or (ii) has been party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

         The members of our bidder group have filed with the Commission a Tender Offer Statement on Schedule TO that contains additional information with respect to our offer. This Schedule TO, and any amendments thereto, is available on the Internet at www.sec.gov.

9.       SOURCE AND AMOUNT OF FUNDS

         Our offer is not conditioned upon any financing arrangements. We have deposited in escrow an amount of cash, $1,918,958, which is sufficient to pay for all of the outstanding shares. The funds deposited in the escrow account are derived from cash on hand of the members of the bidder group.

10.      DIVIDENDS AND DISTRIBUTIONS

         To our knowledge, B.V.R. Systems does not have a set policy regarding dividends.

11.      BACKGROUND OF OUR OFFER

         During the last week of October 2003, the bidder group became aware through the Israeli media that B.V.R. Systems had been having financial difficulties and was considering a sale of the company or its assets.

         Aviv Tzidon, as representative of the bidder group, during the last week of October 2003, approached the management of Elisra Electronics Systems Ltd., the majority shareholder of B.V.R. Systems, and informed them of the bidder group's interest in B.V.R. Systems. Mr. Tzidon offered to purchase Elisra's holdings in B.V.R. Systems at a price per share of $0.18. Elisra said it would accept the offer only if the bidder group made a tender offer to all shareholders of B.V.R. Systems on the same terms. In addition, Elisra demanded that the bidder group provide a credit line to B.V.R. Systems.

         Following our initial discussion with Elisra, Mr. Tzidon had negotiations with Mr. Jonathan Kolber, CEO of Koor Industries Ltd., the parent company of Elisra, Mr. Yuval Yanai, CFO of Koor and Chairman of the Board of Directors of B.V.R. Systems and Mr. Ran Maidan, CFO of Elisra and director of B.V.R. Systems. The main topic of those discussions was whether the proposed line of credit would be adequate to permit B.V.R. Systems to continue its operations. Following those discussions, on October 30, 2003, Mr. Tzidon, on behalf of the bidder group, entered into a letter agreement with the Board of Directors of B.V.R. Systems which included the following terms:

            o An undertaking by us to commence this tender offer, but with a minimum condition of 60%;

            o an undertaking by us, if we successfully complete this offer, to extend a line of credit to B.V.R. Systems in the amount of U.S.$5 million; and

            o an agreement by B.V.R. Systems not to negotiate or cooperate with any third party in connection with any sale of the assets or operations of B.V.R. Systems until the earlier of the completion of this tender offer or January 31, 2004.

         After the date of the letter agreement, at the request of Elisra, we determined to reduce the minimum condition to 48%. This change gave Elisra, which owns approximately 48.7% of the outstanding shares, the power to ensure that the minimum condition is satisfied. The change was an important consideration for Elisra, its parent Koor and Mr. Yanai in supporting changes to the board of directors of B.V.R. Systems, as described below, that we discussed with them prior to commencing our offer and that the board adopted shortly after we commenced our offer.

         Also under the letter agreement, we deposited approximately $1.9 million in a trust account for the benefit of B.V.R. Systems to provide cash to the holders of ordinary shares who tender pursuant to this offer, and we deposited approximately $1.8 million in a second trust account for the benefit of B.V.R. Systems to provide part of the amount to be extended in the line of credit. If we complete this offer successfully but fail to provide the line of credit, B.V.R. Systems will have the right to a portion of the funds in the second trust account, as described below.

         On November 24, 2003, the board of directors of B.V.R. Systems held a telephonic meeting at which Mr. Tzidon was present. At that meeting, Mr.Yanai informed the board that Elisra had commited to tender its entire holdings of shares in our offer. Mr. Yanai also informed the board that, while he would remain a director of the Company, he would resign his position as chairman of the board, effective immediately. In response to Mr. Yanai's announcements, the board of directors appointed Mr. Tzidon both a director and chairman of the board.

         On November 26, 2003, the board of directors of B.V.R. Systems, at the recommendation of Mr. Tzidon, appointed Ilan Gillies as its Chief Executive Officer and authorized Mr. Tzidon to approach existing clients, customers, banks and potential strategic partners to maintain the existing relationships of B.V.R. Systems and pursue potential business development strategies.

         On December 3, 2003, we decided to advance $430,000 to B.V.R. Systems in order to allow B.V.R. Systems to meet its November 2003 payroll obligations. We are lending this amount to B.V.R. Systems as part of the $5 million line of credit that we undertook to extend to B.V.R. Systems. This advance is coming from the $1.8 million that we deposited in trust for the benefit of B.V.R. Systems (the second trust account referenced above), reduces that trust account and the balance available under the line of credit, and reduces to $470,000 the amount to which B.V.R. Systems would be entitled if we fail to provide the balance of the line of credit.

         On December 11, 2003, B.V.R. Systems advised us that it had received a cash payment of $3.1 million that it earned for completing a milestone under a customer contract, and also advised us that it had received a $1 million cash advance from a customer on account of a project.

         Except as set forth in this document, during the past two years, there have not been any negotiations, transactions or material contacts between the bidder group and B.V.R. Systems or its affiliates concerning any:

         o merger, consolidation, acquisition, tender offer for or other acquisition of any class of securities of B.V.R. Systems,

         o        election of the directors of B.V.R. Systems, or

         o sale or other transfer of a material amount of assets of B.V.R. Systems.

12.      RECOMMENDATION OF B.V.R. SYSTEMS; INTENT TO TENDER.

         The board of directors of B.V.R. Systems has discussed the advisability of our offer and has decided to recommend to the shareholders that they accept our offer. B.V.R. Systems has filed a Solicitation/Recommendation Statement on Form 14D-9 with the SEC setting forth this recommendation.

         To the best of the our knowledge, we believe that:

             o Elisra, which currently owns approximately 48.67% of the outstanding shares, will tender those shares in this offer;

             o Clal Industries and Investments Ltd. and its wholly owned subsidiary Clal Industries and Technologies Ltd., which together own approximately 17.72% of the outstanding shares, are likely to tender those shares in this offer;

             o Polar Investment Ltd., which effectively has the power to vote approximately 13.26% of the outstanding shares, representing all shares held by its subsidiaries, Koonras Technologies Ltd. and Polar Communication Ltd., will hold its shares and refrain from tendering those shares in this offer; and

             o Yaron Sheinman, who currently owns approximately 8.9% of the outstanding shares, has not yet resolved whether or not to tender his shares in this offer.

13.      PURPOSE OF OUR OFFER; PLANS FOR B.V.R. SYSTEMS; EFFECTS OF OUR OFFER.

         If the conditions to our offer are satisfied, at the time that we accept the tendered shares, we will become the owner of at least 48% of the share capital of the B.V.R. Systems.

         Following our acquisition of B.V.R. Systems it is our intention to replace the board of directors (other than the directors who were not affiliated with the management of B.V.R. Systems as of the time that we commenced our offer on November 21, 2003) and the management of B.V.R. Systems, and to elect a new board of directors which will reflect the change of ownership in B.V.R. Systems. We also will seek to have the shares once again quoted on the OTC Bulletin Board.

         We have undertaken, if we complete this offer successfully, to provide to B.V.R. Systems a $5 million line of credit. The line of credit would be in existence for three years and would bear interest at the rate of LIBOR plus two percent per year. The credit provided under the line of credit would be repayable in one payment on the third anniversary of the date that we provide such credit. We deposited $1.8 million in a trust account for the benefit of B.V.R. Systems to secure this undertaking, and we have advanced $430,000 of that amount to B.V.R. Systems to meet its payroll obligations. If we complete this offer successfully but fail to provide the line of credit, B.V.R. Systems will have the right to $470,000 of the funds in the trust account.

         Except as otherwise described in this document, the bidder group has no current plans or proposals that would result in any of the following:

            o any extraordinary transaction, such as merger, reorganization or liquidation, involving B.V.R. Systems;

            o any purchase, sale or transfer of a material amount of assets of B.V.R. Systems;

            o any material change in the present dividend policy, indebtedness or capitalization of B.V.R. Systems;

            o any material changes in B.V.R. Systems' corporate structure or business.

         Nonetheless, following the acquisition, we intend to perform a further review of the business of B.V.R. Systems in order to enable us effectively to plan our future management strategies to revitalize B.V.R. Systems. In connection with this review, we reserve the right to implement changes to the corporate structure, business and dividend policy of B.V.R. Systems. In addition, following the consummation of our offer, we reserve the right to consider and act upon any strategic opportunity such as a merger, reorganization or sale or transfer of all or some of the material assets of B.V.R. Systems. We intend to raise money for the activities of B.V.R. Systems, as shall be required. Any action we decide to take with respect to any strategic opportunity will be carried out in accordance with the laws and regulations applicable to B.V.R. Systems.

14.      ISRAELI COMPANIES LAW, 1999; RIGHTS OF SHAREHOLDERS IN OUR OFFER.

         Israeli Companies Law, 1999 requires that an acquisition of shares in a public company which shares are traded on a stock exchange must be made by means of a tender offer for all of the shares or series of shares of such company, if as a result of the acquisition the offeror would become a holder of more than 90% of the company's shares or series of shares. This is called a "full tender offer." Our offer is being conducted in accordance with this requirement.

         Section 337(a) of Israeli Companies Law states that where a full tender offer results in the offeror holding more than 95% of the issued shares or series of shares of the subject company, a compulsory acquisition of the remaining shares will occur and the offeror also automatically, without any further action on part of the offeror or the remaining shareholders, becomes the owner of all of the remaining shares, and becomes obligated to pay the price per share offered in the tender offer to the former holders of those shares. Under
Section 337(b) of Israeli Companies Law, if the full tender offer does not result in the offeror holding more than 95% of the issued shares or series of shares of the subject company, the offeror may not acquire such shares that would give the offeror a holding of more than 90% of all the shares. Promptly following the Expiration Date, if we determine that more than 90% but not more than 95% of the shares have been tendered, we will extend the offer and amend it to provide that we will accept no more than 90% of the outstanding shares.

         Any shareholder tendering its shares in a full tender offer may request that an appropriate Israeli court determine that the consideration offered was not fair. Such a request to the court should be made within three month from the day the full tender offer was consummated. The court may decide that the fair market value was not paid to the shareholder and require that fair market value be paid to the shareholder.

15.      CONDITIONS TO OUR OFFER AND RIGHTS TO WITHDRAW OUR OFFER

         Our offer is subject to the condition that, as of the expiration time of the offer, at least 48% of the issued and outstanding shares must be validly tendered and not withdrawn. This condition is for our sole benefit, may be asserted by us regardless of the circumstances which may cause an insufficient number of shares to be validly tendered and not withdrawn, and may be waived by us at any time before the expiration date of our offer.

         Our offer is subject to the condition that there shall be:

         o No action or proceeding instituted or pending before any court, regulatory or administrative agency or other governmental authority,

         o no injunction or other order issued by any governmental authority, and

         o no statute, rule, regulation or interpretation enacted, promulgated or issued by any governmental authority in each case that seeks to, or would, restrain or prohibit us from completing our offer, obligate us to pay monetary damages for completing our offer or impose any material limitation on our ability to acquire, hold and exercise full rights of ownership of the shares.

         Our offer is not conditioned on the availability of financing.

         Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

16.      CERTAIN LEGAL MATTERS

         Except as otherwise disclosed herein, based on a review of publicly available information filed by B.V.R. Systems with the Commission, we are not aware of (i) any license or regulatory permit that appears to be material to the business of B.V.R. Systems and its subsidiaries, taken as a whole, that might be adversely affected by our acquisition of shares pursuant to our offer or (ii) any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required for the acquisition or ownership of shares by us as contemplated herein.

17.      FEES AND EXPENSES

         We have retained Yigal Arnon & Co. to act as our Information Agent and American Stock Transfer & Trust Company to act as our Depositary in connection with our offer. Our Information Agent may contact holders of the shares by personal interview, mail, e-mail, telephone, facsimile transmission, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward our offer materials to beneficial holders. Our Information Agent and our Depositary will each receive reasonable and customary compensation for their services. We have also agreed to reimburse each such firm for certain reasonable out-of-pocket expenses and to indemnify each such firm against certain liabilities in connection with their services, including certain liabilities under Federal securities laws.

         We estimate that we will incur expenses in connection with our offer approximately as set forth in the following table:

Depositary Fees...................................................................              7,500
Filing Fees.......................................................................                384
Legal Fees........................................................................            120,000
Advertising Costs.................................................................             32,130
Printing and Mailing Costs, Miscellaneous.........................................             30,000
                                                                                        --------------
         Total....................................................................            180,014
                                                                                        ==============

         Except as set forth above, we will not pay any fees or commissions to any broker, dealer or other person for making solicitations or recommendations in connection with our offer. Brokers, dealers, banks and trust companies will be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding our offer materials to their customers.

18.     MISCELLANEOUS

         Our offer is being made to all holders of the shares of B.V.R. Systems. We are not aware of any jurisdiction in which the making of our offer or the tender of shares in connection therewith would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require our offer to be made by a licensed broker or dealer, our offer shall be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON OUR BEHALF NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                               CHUN HOLDINGS LTD.

                                December 15, 2003

                                     ANNEX A
             DIRECTORS AND EXECUTIVE OFFICERS OF CHUN HOLDINGS LTD.

         The following schedule sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each of our directors and executive officers. Unless otherwise indicated, each person is a citizen of the state of Israel and the business address of each such person is c/o Chun Holdings Ltd., c/o Yigal Arnon & Co., 1 Azrieli Center, Tel Aviv, Israel. Unless otherwise indicated, each such person has held his or her present occupation as set forth below for the last five years.


Name and           Present Principal
Citizenship        Occupation            Material Positions Held During Last Five Years
-------------------------------------------------------------------------------------------------------------------------
Aviv               Director              Aviv Tzidon was the co-founder of B.V.R. Technologies Ltd. and has served as
Tzidon             and                   its chief technology officer and a director since it commenced operations in
                   Chairman, B.V.R.      1987.  Mr. Tzidon was appointed as a director and chairman of the board of
                   Systems               directors of B.V.R. Systems (1998) Ltd. on November 24, 2003.  He previously served as chairman of the board of directors and chief executive officer of
                                         B.V.R. Systems from the time of its spin-off from B.V.R. Technologies in
                                         October 1998 until April 2000. Prior to working at B.V.R. Technologies he worked with Israel Aircraft Industries as an independent consultant for three years. Mr. Tzidon has been serving as a combat pilot with the Israeli Air Force
                                         (including reserve service) for approximately 20 years.

Avi Leumi          CEO and Chairman of   Avi Leumi was the co-founder of Aeronautics Defense Systems Ltd. since it
                   the Board of          commenced operations in November 1997.
                   Directors of
                   Aeronautics Defense
                   Systems Ltd.

Pritam             Vice President        Pritam Singh has served as Vice President (Asia Pacific Operations) of Singapore
Singh              (Asia Pacific         Technologies Electronics Limited since August 1, 2003. Prior to this Mr. Pritam
                   Operations) of        served in the following positions: General Manager of ST Training & Simulation Pte Ltd
                   Singapore             (from January 1, 2002 until July 31, 2003); Chief Operating Officer of ST Training &
                   Technologies          Simulation Pte. Ltd (from January 1, 2001 to December 31, 2001); Vice President
                   Electronics           (Programs) of ST Training & Simulation Pte Ltd. (from January 1, 2000 until
                   Limited               December 31, 2000); and Director (Programs) of ST Training & Simulation Pte Ltd.
                                         (from January 1, 1999 until December 31, 1999).

      DIRECTORS AND EXECUTIVE OFFICERS OF AERONAUTICS DEFENSE SYSTEMS LTD.

         The following schedule sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each of the directors and executive officers of Aeronautics Defense Systems Ltd. Unless otherwise indicated, each person is a citizen of the state of Israel and the business address of each such person is c/o Aeronautics Defense Systems Ltd., Nachal Sorek, Northern Industrial Area, Yavne, Israel and the telephone number at this address is 011-972-8-9328910. Unless otherwise indicated, each such person has held his or her present occupation as set forth below for the last five years.

                   Present Principal
Name               Occupation             Material Positions Held During Last Five Years
-------------------------------------------------------------------------------------------------------------------
Avi Leumi          CEO and Chairman of    Avi Leumi was the co-founder of Aeronautics Defense Systems Ltd. since it
                   the Board of           commenced operations in November 1997.
                   Directors of
                   Aeronautics Defense
                   Systems Ltd.

Moshe Caspi        Chief Technology       Moshe Caspi was the co-founder of Aeronautics Defense Systems Ltd. since
                   Officer of             it commenced operations in November 1997.
                   Aeronautics Defense
                   Systems Ltd.

Uri Manor          CEO of Yoel            Uri Manor serves as a representative of RAFAEL-Armament Development
                   Technologies Ltd.      Authority Ltd. in South America and also serves as CEO of Yoel
                                          Technologies Ltd., a private Israeli holding company.

Yossi Sade         Attorney               Yosef Sade is a lecturer at the Administration College in Rishon Le'Zion,
                                          Israel and has practiced law as a solo practitioner since August 2001. From
                                          1998 to August 2001, he served as legal counsel at Elta Ltd., a company controlled by Israel Aircraft Industries Ltd.

         DIRECTORS AND EXECUTIVE OFFICERS OF ITS TECHNOLOGIES PTE. LTD.

         The following schedule sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each of the directors and executive officers of iTS Technologies Pte. Ltd. Unless otherwise indicated, each person is a citizen of the state of Singapore and the business address of each such person is c/o iTS Technologies Pte. Ltd., 24 Ang Mo Kio Street 65, Singapore, 569061 and the telephone number at this address is 011-65-64818888. Unless otherwise indicated, each such person has held his or her present occupation as set forth below for the last five years.

                     Present Principal
Name                 Occupation           Material Positions Held During Last Five Years
---------------------------------------------------------------------------------------------------------------------
Seah Moon Ming       President of         Seah Moon Ming serves as President of Singapore Technologies Electronics
                     Singapore            Limited and serves as Chairman of the Board of Directors of iTS
                     Technologies         Technologies Pte. Ltd.
                     Electronics Limited

Pritam Singh         Vice President       Pritam Singh has served as Vice President (Asia Pacific Operations) of
                     (Asia Pacific        Singapore Technologies Electronics Limited since August 1, 2003. Prior to this
                     Operations) of       Mr. Pritam served in the following positions: General Manager of ST Training &
                     Singapore            Simulation Pte Ltd (from January 1, 2002 until July 31, 2003); Chief Operating
                     Technologies         Officer of ST Training & Simulation Pte. Ltd (from January 1, 2001 to December
                     Electronics          31, 2001); Vice President (Programs) of ST Training & Simulation Pte Ltd. (from
                     Limited              January 1, 2000 until December 31, 2000); and Director (Programs) of ST
                                          Training & Simulation Pte Ltd. (from January 1, 1999 until December 31, 1999).

Yong Thiam Chong     President of LSG     Yong Thiam Chong has served as President of LSG Singapore Technologies
                     Singapore            Electronics since January 1, 2002 to date.  Prior to this position Yong
                     Technologies         Thiam Chong has served as President of ST Training & Simulation Pte.
                     Electronics Limited  Ltd., from January 1, 1999 until December 31, 2001.

                     The Information Agent for our offer is:

                                Yigal Arnon & Co.

                                1 Azrieli Center

                                 Tel-Aviv 67021

                                     Israel

                             Attention.: Orly Tsioni

                          Telephone: 011-972-3-608-7842

                          Facsimile: 011-973-3-608-7713

                                       or

                        The Depositary for our offer is:


                     American Stock Transfer & Trust Company
                                 59 Maiden Lane
                            New York, New York 10038
                      Attention: Reorganization Department
                             Telephone: 877-248-6417
                             Facsimile: 718-234-5001